EX 99-B.4.17

ReliaStar Life Insurance Company

Home Office: 20 Washington Avenue South Minneapolis, Minnesota 55401	ING Service Center: P.O. Box 5050 Minot, North Dakota 58702-5050

IRA WITHDRAWAL CHARGE ENDORSEMENT

The Contract is endorsed as follows.

If your Contract is an IRA or a Roth IRA, the following Table of Withdrawal Charges replaces the one currently shown on the Contract Data Page:

Table of Withdrawal Charges
Contract Year of Total/Partial Withdrawal Minus Contract Year of Purchase Payment	Withdrawal Charge as Percentage of Each Purchase Payment
0 1 2 3 4 5 6+	7% 7% 6% 5% 4% 2% zero
Twelve years from the original Issue Date, the withdrawal charge will go to zero regardless of the table above.

All other terms and conditions of the Contract remain unchanged.

/s/ Donald W. Britton	/s/ Paula Cludray-Engelke
President	Secretary

Form No. 40087 08-05